EXHIBIT 10.1

EXECUTION COPY

OF

CONTRACTING AGREEMENT

THIS CONTRACTING AGREEMENT (hereinafter referred to as the "Agreement") is made this 8th day of August, 2016, by and between GOLD L AKES CORP. ("Company"), an American corporation with offices located at 3401 Enterprise Parkway, Suite 340, Beachwood, Ohio 44122 and CANADIAN EXPLORATION SERVICES LIMITED. ("Contractor"), a Canada corporation having offices at 14579 Government Road, Larder Lake, Ontario P0K 1L0.

RECITALS

The Company desires certain work to be performed on its Big Monty Property, located in Frecheville and Stoughton Townships, Ontario, Larder Lake Mining Division (the "Property"), and the Contractor wishes to perform such work upon the terms and conditions set forth in this Agreement. Refer to the attached map for project location(s)

AGREEMENT

1. Contracting Services.

The Company hereby retains the Contractor and the Contractor hereby accepts the engagement with the Company upon the terms and conditions hereinafter set forth.

2. Term.

Subject to the provisions respecting the termination of this Agreement as set forth in Sections 7 and 8 hereof, the term of this Agreement shall be for the period beginning August 8th, 2016 (the "Effective Date") and extending until and through completion of work as outlined herein, on or about February 28th, 2017 (the "Term"). This Agreement may only be extended or renewed by mutual agreement of the parties.

3. Duties.

The Contractor will provide the Company with supervisory and logistical support in completion of a mineral exploration program, the duties will include but not necessarily be limited to:

See attached Schedule A – "Proposed Exploration Program and Budget for Gold Lakes Mining Corp."

4. Compensation.

(a) As compensation to the Contractor for his services to the Company under and during the terms of this Agreement, the Company shall pay to the Contractor fees and costs as outlined below;

See attached Schedule B – "Exploration Program Pricing for Gold Lakes Corp."

(b) Prior to beginning the program; the Contractor shall receive the sum of $20,000 CAD as a deposit/advance on the planned work. The deposit/advance will be credited to the Company's account and deducted from subsequent invoices.

(c) The Contractor will invoice the Company on the 15th and 30th of every month for services rendered during execution of the program. Upon completion of the program, a final invoice will be issued and any remaining deposit/advance shall be drawn down from the final invoice. All invoices are in Canadian Dollars (CAD)

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5. Termination.

(a) The term of this Agreement, the Contractor's Fees, any incentive compensation and any and all other rights of the Contractor under this Agreement or otherwise as a Contractor to the Company will terminate:

(i)	upon the disability, death or inability to perform services of Contractor;

(ii)	for Cause (as defined in Section 5(b), immediately upon notice from the Company to the Contractor, or at such later time as such notice may specify; or

(iii)	upon two weeks' prior written notice to the Contractor.

In the event of any such termination of the Agreement, the Contractor shall be entitled to the Fees that have been approved by the company through the date of termination. In the event of any termination of this Agreement, the provisions of Sections 6 shall survive and be binding upon the Contractor and his legal representatives until the expiration of the time periods set forth in such sections.

(b) The Company may discharge the Contractor for Cause and upon the occurrence of such discharge for Cause, this Agreement shall terminate except that the restrictions and provisions imposed on the Contractor as set forth in Section 6 hereof shall remain in effect. For purposes of this Agreement, the term "Cause" shall mean the occurrence of any of the following events:

(i)	the willful and continued failure by such Contractor to substantially perform his duties with the Company after a written demand for substantial performance is delivered to Contractor by the Company, and such failure has not been cured within three (3) days from the date of each notice;

(ii)	the willful engaging by such Contractor in conduct which is significantly inj urious to the Company, monetarily or otherwise, after a written demand for cessation of such conduct is delivered to Contractor by the Company;

(iii)	the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company;

(iv)	the commission by such Contractor of an act or acts constituting (A) a felony or (B) a crime involving moral turpitude;

(v)	the breach by such Contractor of any covenant set forth in Section 6 hereof or one or more covenants, if any, in any other agreement to which the Contractor and the Company are parties;

(vi)	the commission by Contractor of a significant act of dishonesty, deceit or breach of fiduciary duty in the performance of the Contractor's duties with the Company, or (vii) the breach of any material provision of this Agreement.

(c) The Contractor may terminate this Agreement upon two weeks prior written notice to Company.

6. Restrictive Covenants.

The Contractor, or any persons working on behalf of the Contractor, including all employees or subcontractors ("Affiliates"), shall not, for a period of two calendar years from the date of this Agreement, stake, purchase, option, or otherwise acquire, any interest in mineral claims located within two kilometers of the existing boundary of the Property.

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7. Disclosure of Information.

Contractor shall keep all information regarding the Company confidential, unless disclosure of said information is required by law.

8. Injunctive Relief; Remedies.

The Contractor acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement (including any provision of Sections 6 and 7) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy.

Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this agreement, and the Company will not be obligated to post bond or other security in seeking such relief. Without limiting the Company's rights under this Section 8 or any other remedies of the Company, if the Contractor breaches any of the provisions of Section 6 or 7, the Company will have the right to cease making any payments otherwise due to the Contractor under this Agreement or any other agreement he may have with the Company.

10. Covenants Essential and Independent; Severability.

The covenants by the Contractor in Sections 6 and 7 are essential elements of this Agreement, and without the Contractor's agreement to comply with such covenants, the Company would not have entered into this Agreement. The Company and the Contractor have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company. The Contractor's covenants in Sections 6 and 7 are independent covenants and the existence of any claim by the Contractor against the Company under this Agreement or otherwise, will not excuse the Contractor's breach of any covenant in Section 6 or 7. If this Agreement expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Contractor in Sections 6 and 7. Contractor further agrees that each of such covenants is separate, distinct and severable not only from the other of such covenants but also from the remaining provisions of this Agreement and that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement.

11. Representations and W arranties by the Contractor.

The Contractor represents and warrants to the Company that the execution and delivery by the Contractor of this Agreement do not, and the performance by the Contractor of the Contractor's obligations hereunder will not, with or without the giving of notice or the passage of time, or both:

(a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Contractor; or

(b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Contractor is a party or by which the Contractor is or may be bound. The Contractor also represents that it carries sufficient Workman's Compensation coverage for all personnel employed by the Contractor, and that and injury or death to said personnel that occurs in carrying out the duties set -forth here-in are the responsibility of the Contractor.

12. Obligations Contingent on Performance.

The obligations of the Company hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Contractor's performance of the Contractor's obligations hereunder.

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13. Benefit.

This Agreement shall inure to the benefit of and be binding upon (a) the Company, its Permitted Successors and Assigns, and (b) the Contractor, his heirs, guardians and personal and legal representatives. Permitted Successors and Assigns shall mean (i) any corporation or other entity which may acquire all or substantially all of the Company's assets and business, (ii) any corporation or other entity with or into which the Company may be consolidated or merged, or (iii) any corporation or other entity that is the successor corporation or entity in an exchange of stock or partnership interest. The duties and covenants of the Contractor under this Agreement are personal and may not be delegated or assigned. This Agreement is not assignable by Contractor.

14. Waiver.

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or deman d as provided in this Agreement.

15. Notices.

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt reques ted), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Company:	Gold Lakes Corp.
3401 Enterprise Parkway, Suite 340 Beachwood, Ohio 44122

Attention:	Christopher Vallos Telephone Number: 888-123-4568 Fax Number: 216-916-9303 Email: chris@goldlakes.com

If to the Contractor:	Canadian Exploration Services Ltd.
PO Box 219 14579 Government Road Larder Lake, Ontario P0K1L0

Attention: Bill Bonney, Operations Manager

Telephone Number: (705) 643-2345 ext. 229 Fax Number: (705) 643-2191 Email: bill@cxsltd.com or at such other address of which either party shall have given notice to the other in the manner herein provided.

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16. Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the Province of Ontario.

17. Entire Agreement.

This Agreement constitutes the entire agreement of the parties, with respect to the subject matter hereof, and supersede all other prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may be amended, changed, modified, extended or rescinded only by a writing signed by the party against whom any such amendment, change, modification, extension or rescission is sought.

18. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

19. Jurisdiction.

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the Province of Ontario.

20. Section Headings; Construction.

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

21. Weekly Status Reports outlining costs incurred to date along with burn rate. If costs are to exceed 15% of the quota amount for each line item, detailed explanation is needed by contractor and approval by company is required.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONTRACTOR		COMPANY

By:	/s/ David LaRocque	By:	/s/ Christopher Vallos
	David LaRocque		Christopher Vallos
	President		President

By:	/s/ William Bonney	By:
	William Bonney		Witness
	Operations Manager		(print name) ______________________________

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Schedule A

"Proposed Exploration Program and Budget for

Gold Lakes Mining Corp."

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P.O. Box 219, 14579 Government Road, Larder Lake, Ontario, Canada, P0K 1L0

Tel: 705-643-2345 Fax: 705-643-2191 info@cxsltd.com www.cxsltd.com

PROPOSED 2016 WORK PROGRAM FOR GOLD LAKES MINING CORP

Prepared by: Frank Ploeger (Consultant Geologist) and Bill Bonney (CXS)

1)	Review and make copies of all of the various data:

a)	reports supplied by Gold Lakes Mining

i)	geological report;

ii) ii)	airborne mag survey.

b)	assessment work filed in Resident Geologist's Office

i)	on the "core" (western) portion of the claims;

ii) ii)	on the eastern extension of the property;

iii) iii)	adjacent on strike properties.

c)	government generated reports and maps

i)	geological reports;

ii)	OFR's;

iii)	regional and township maps.

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2)	Obtain the raw geophysical data for the airborne Mag survey for re- interpretation and re- processing by Jason Ploeger (Geophysicist for CXS).

3)	Check the access to the property and assess the cost of upgrading old roads and trails to the western core of the claim group.

4)	Compile all of the data from "1)" into a digital property database.

5)	Preliminary Field Program (non-permitted)

a)	advise Wahgoshig First Nations of the intended preliminary field work;

b)	check locations of old shafts, pits, trenches, and values from previous samples;

c)	check areas of interest interpreted from the assessment data and the AeroMAG survey- ie., along the north branch of the Porcupine Destor Fault zone (PDFZ) and intersections with cross faults, mag lows along high mag trends (breaks in mag highs) which may represent areas of alteration;

d)	general mapping of the western (former Flex option) area and sampling areas of alteration;

e)	possible manual stripping and cleaning of old trenches and pits to uncover and record existing mineralization;

f)	find and check old drill hole locations & core if available;

g)	progress reports;

h)	prepare work permit;

i)	miscellaneous/contingency

6)	Advanced Program (upon receipt of work permit & clearance from Wahgoshig FN)

a)	possible backhoe stripping of showings and high potential areas (old trenches/ pits/ alteration/structure);

b)	line cutting in areas designated as high potential;

c)	mapping and ground geophysics (IP, detailed mag, beep mat/EM) as warranted;

d)	diamond drilling of geological and geophysical targets (10 holes totaling 3000m):

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i)	spot holes and flag drill roads;

ii)	access road building by drill contractor or CXS;

iii)	mob/ demob;

iv)	direct drill costs;

v)	miscellaneous drill costs- materials/ supplies, casing (if left in hole), moves, etc.;

vi)	site rehab/ clean up.

e)	drill core

i)	pick up from drill site;

ii)	logging;

iii)	cutting and handling;

f)	Assaying.

g)	Reports

i)	Assessment report;

ii)	Final company report.

h)	Miscellaneous/ Contingency

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7)	Administration Fees for use of CXS facilities and equipment

BUDGET ESTIMATE - PROPOSED 2016 WORK PROGRAM FOR GOLD LAKES MINING CORP
1) Review and make copies of all of the various data:	Geologist	$2,500
2) Obtain the raw geophysical data and re-process:	Geophysicist	$1,500
3) Check the access to the property:	CXS	$750
4) Compile all of the data:	Geo & Geophysicist	$2,500
		$7,250
5) Preliminary Field Program:
a) advise Wahgoshig FN	CXS	$400
b) check locations of old shafts, pits	Geologist & Tech	$3,750
c) check areas of interest	Geologist & Tech	$3,750
d) general mapping	Geologist & Tech	$3,750
e) possible manual stripping	Techs	$3,750
f) find and check old drill hole locations	Geologist & Tech	$1,500
g) progress reports	Geologist & Tech	$1,500
h) prepare work permit	CXS	$250
i) transportation, equipment & supplies	CXS	$5,000
		$23,650
6) AdvancedProgram
a) possible backhoe stripping	40hrs @ $175/hr	$7,000
b) line cutting	25km @ $650/km	$16,250
c) geological mapping	Geo & Geophysicist	$7,500
c) ground geophysics & interpretation	Geophysicist & Techs	$125,000
d) diamond drilling	Drill Contractor
i) spot holes and flag drill roads		$2,500
ii) access road building		$10,000
iii) mob/ demob		$5,000
iv) direct drill costs		$180,000
v) miscellaneous drill costs		$20,000
vi) site rehab		$3,000
e) drill core
i) pick up from drill site	Tech	$5,000
ii) logging	Geologist	$20,000
iii) cutting and handling	Tech	$7,500
f) Assaying		$20,000
g) Reports
i) Assessment report	Geologist	$5,000
ii) Final company report	Geologist	$5,000
h) transportation, equipment & supplies	CXS	$5,000
i) contingency		$25,000

7) Administration, Facility Rental, Storage etc.	CXS	$15,000
		$483,750
Grand Total		$514,650

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Schedule B

"Exploration Program Pricing

For

Gold Lakes Corp."

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P.O. Box 219,14579 Government Road, Larder Lake, On, POK 1LO. T:705-643-2345 F:705-643-2191

CONFIDENTIAL REVISED April14 2016

Service Provided	Rate
Personnel
Geologist	$550/day
Geophysicist	$550/day
Geo Tech	$350/day
laborer	$250/day

TechnicalServices
Grid line Cutting	$650/km
Differential GPS Unit & Operator	$400/day
Cut Grid MAG VLF	$200/km
DetaiiiP	$2,500/km
HD Deep IP	$3,500/km

Equipment
Float Truck (to transport heavy equipment)	$150/hr
Excavator 322Bol r 320B(lfor stripping rock outcrop & road building)	$175/hr
D5M LGP Widepad Bulldozer w 6 way blade (for stripping rock outcrop & road building)	$150/hr
580 WT 4x4 Backhoe with bucket,forks & auger (for stripping rock outcrop & road build	$95/hr

4X4 Pickup (to transport personnel,equipment & supplies)	$150/day
ATV 4X4 (to transport personnel, equipment & supplies)	$75/day
ATV 6X6 (to transport personnel,equipment & supplies)	$100/day
ARGO (to transport personnel,equipment & supplies)	$150/day
Core Reading Room - Main Facility (for Geologist to log core)	$100/day
Core Sawing Room - Main Facility (for sampling of drill core)	$100/day

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